Exhibit 99.1

News Release

For Immediate Release

Investor Contact:

Steven J. Craig

Sr. Vice President Investor Relations and Administration

713-229-6300

DUNE ENERGY REPORTS FIRST QUARTER 2011 FINANCIAL RESULTS

Houston, Texas, May 5, 2011—Dune Energy, Inc. (OTCBB:DUNR) today announced results for the first quarter of 2011.

Revenue and Production

Revenue from continuing operations for the first quarter totaled $17.4 million as compared with $17.0 million for the first quarter of 2010. Production volumes in the first quarter were 140 Mbbls of oil and .82 Bcf of natural gas, or 1.7 Bcfe. This compares with 151 Mbbls of oil and .99 Bcf of natural gas, or 1.9 Bcfe for the first quarter of 2010. In the first quarter of 2011, the average sales price per barrel of oil was $96.90 and $4.69 per Mcf for natural gas, as compared with $76.14 per barrel and $5.54 per Mcf, respectively for the first quarter of 2010. The primary reasons behind the increase in revenue were higher oil prices in the first quarter of 2011 versus the first quarter of 2010. Oil prices increased 27% and gas prices decreased 15% from 2010 levels. During 2011, oil accounted for 51% of the production volumes from continuing operations.

Costs and Expenses

Total lease operating expense from continuing operations for the first quarter totaled $7.1 million versus $7.5 million for the first quarter of 2010. Cash G&A expense totaled $1.9 million for the first quarter of 2011 versus $2.6 million for the first quarter of 2010. The $0.7 million decrease reflects a continued focus on cost controls. Interest financing expense was $9.9 million for the first quarter of 2011 versus the $8.9 million of 2010, primarily associated with payment of 10.5% interest on the $300 million of Senior Secured Notes and higher interest rates applicable to the Credit Agreement. We incurred a gain of $1.3 million on hedging during the first quarter of 2010 versus no activity in 2011 due to settling all hedge balances in December, 2010.

Earnings

Operating income for the first quarter of 2011 was $1.6 million versus a $1.5 million operating loss in the first quarter of 2010. Net loss totaled $8.3 million for the first quarter of 2011 and $7.9 million for the first quarter of 2010. Preferred stock dividends were $4.9 million in the first quarter of 2011 versus $6.4 million in the first quarter of 2010. These dividends were paid in kind (PIK) and as such do not represent a cash payment. Net loss per share, both basic and fully diluted, for the quarter was $0.28, based on 46.8 million weighted average shares outstanding as compared with a loss of $.36 per share in the first quarter of 2010 with 40.2 million weighted average shares outstanding. The increased outstanding common shares are associated with the conversion of preferred shares into common shares.

Liquidity and Capital Structure

Liquidity and $40 MM Term Loan

As of the end of the quarter, we had $25.3 million in available cash and $23.8 million in restricted cash consisting of $8 million as collateral for P&A bonds and $15.8 held in escrow for the June 2011 interest payment on the 10 1/2% $300 million of senior secured notes. The term loan is fully drawn at $40 million with a maturity of March of 2012.

$300 Million Senior Secured Notes

Restricted cash of $15.8 million has been reserved for the June 2011 interest payment. The notes mature in June of 2012.

Redeemable Convertible Preferred Stock

As of March 31, 2011, there were 156,031 shares issued and outstanding of the convertible preferred stock. During the first quarter, 56,792 shares of preferred stock were converted into 6.5 million common shares. As of the quarter end, there were 48.3 million common shares outstanding. Subsequent to March 31, 2011, holders of 4,496 shares of Preferred Stock converted their shares into 513,829 shares of commons stock resulting in approximately 48.8 million common shares currently outstanding.

2011 Capital Program/Operational Update

During the remainder of 2011, we anticipate allocating capital to finishing drilling the 19,500’ subsalt well currently at approximately 11,000 feet and deepening the 916 well to its target depth at the Garden Island Bay Field. Additionally, drilling activities will be conducted at Live Oak Field, Bateman Lake Field, and Leeville Field. Total capital anticipated for 2011 will be approximately $24.6 million. See investor overview for May, 2011 on our website for more details on operations and plans for the remainder of 2011.

James A. Watt, President and Chief Executive Officer stated, “We anticipate results from our 19,500’ subsalt well at Garden Island Bay before the end of the second quarter. Our 916 well encountered encouraging zones immediately above our primary objective which will be tested later in the year. This well validated the 3-d seismic interpretation of the prospect. The results of these wells will help us formulate a forward plan to maximize value for all stakeholders.”

Click here for more information: http://www.duneenergy.com/news.html?b=1683&1=1

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements that are intended to be covered by “forward-looking statements” safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that Dune Energy expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Dune Energy, Inc.’s projects and other statements that are not historical facts. When used in this document, the words such as “could,” “plan,” “estimate,” “expect,” “intend,” “may,” “potential,” “should,” and similar expressions are forward-looking statements. Although Dune Energy, Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company’s projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Dune’s Annual report on Form 10-K filed with the U.S. Securities and Exchange Commission.

SOURCE Dune Energy, Inc.

CONTACT: Investors, Steven J. Craig, Sr. Vice President Investor Relations and Administration, Dune Energy, Inc., +1-713-229-6300

Dune Energy, Inc.

Consolidated Balance Sheets

(Unaudited)

ASSETS	March 31, 2011	December 31, 2010
Current assets:
Cash	$25,311,987	$23,670,192
Restricted cash	15,766,914	15,753,441
Accounts receivable	11,362,194	9,862,849
Prepayments and other current assets	2,964,961	2,542,624

Total current assets	55,406,056	51,829,106

Oil and gas properties, using successful efforts accounting—proved	530,868,959	526,760,643
Less accumulated depreciation, depletion, amortization and impairment	(294,481,670)	(294,566,739)

Net oil and gas properties	236,387,289	232,193,904

Property and equipment, net of accumulated depreciation of $2,918,189 and $2,817,158	423,666	527,357
Deferred financing costs, net of accumulated amortization of $1,603,193 and $1,456,592	639,486	786,087
Other assets	11,459,925	12,049,829

	12,523,077	13,363,273

TOTAL ASSETS	$304,316,422	$297,386,283

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$11,627,015	$6,953,863
Accrued liabilities	23,328,123	13,367,402
Short-term debt	40,797,278	1,395,237
Preferred stock dividend payable	1,616,000	2,206,000

Total current liabilities	77,368,416	23,922,502

Long-term debt, net of discount of $4,070,052 and $4,781,310	295,929,948	335,218,690
Other long-term liabilities	12,891,593	12,548,062

Total liabilities	386,189,957	371,689,254

Commitments and contingencies	—	—
Redeemable convertible preferred stock, net of discount of $4,386,691 and $4,964,014, liquidation preference of $1,000 per share, 750,000 shares designated, 156,031 and 207,912 shares issued and outstanding	151,644,309	202,947,986

STOCKHOLDERS’ DEFICIT
Preferred stock, $.001 par value, 1,000,000 shares authorized, 250,000 shares undesignated, no shares issued and outstanding	—	—
Common stock, $.001 par value, 300,000,000 shares authorized, 48,327,922 and 41,912,723 shares issued and outstanding	48,328	41,912
Treasury stock, at cost (128,388 shares)	(62,920)	(62,920)
Additional paid-in capital	133,108,135	81,040,691
Accumulated deficit	(366,611,387)	(358,270,640)

Total stockholders’ deficit	(233,517,844)	(277,250,957)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$304,316,422	$297,386,283

Dune Energy, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three months ended March 31,
	2011	2010

Revenues	$17,419,664	$16,965,221

Operating expenses:
Lease operating expense	7,068,193	7,584,213
Accretion of asset retirement obligation	329,379	460,728
Depletion, depreciation and amortization	6,299,971	6,993,670
General and administrative expense	2,138,891	3,445,956

Total operating expense	15,836,434	18,484,567

Operating income (loss)	1,583,230	(1,519,346)

Other income (expense):
Interest income	20,150	491
Interest expense	(9,944,127)	(8,871,633)
Gain on derivative liabilities	—	1,258,874

Total other income (expense)	(9,923,977)	(7,612,268)

Loss on continuing operations	(8,340,747)	(9,131,614)
Income on discontinued operations	—	1,213,434

Net loss	(8,340,747)	(7,918,180)
Preferred stock dividend	(4,898,323)	(6,403,108)

Net loss available to common shareholders	$(13,239,070)	$(14,321,288)

Net loss per share:
Basic and diluted from continuing operations	$(0.28)	$(0.39)
Basic and diluted from discontinued operations	—	0.03

Total basic and diluted	$(0.28)	$(0.36)

Weighted average shares outstanding:
Basic and diluted	46,789,054	40,197,415

Dune Energy, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Three months ended March 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(8,340,747)	$(7,918,180)
Adjustments to reconcile net loss to net cash provided by operating activity:
Income on discontinued operations	—	(1,213,434)
Depletion, depreciation and amortization	6,299,971	6,993,670
Amortization of deferred financing costs and debt discount	857,859	862,654
Stock-based compensation	180,183	820,889
Accretion of asset retirement obligation	329,379	460,728
Gain on derivative liabilities	—	(1,559,241)
Changes in:
Accounts receivable	(1,499,345)	1,521,574
Prepayments and other assets	(422,337)	680,063
Payments made to settle asset retirement obligations	(10,773)	(70,933)
Accounts payable and accrued liabilities	14,658,798	4,772,620

NET CASH PROVIDED BY CONTINUING OPERATIONS	12,052,988	5,350,410
NET CASH PROVIDED BY DISCONTINUED OPERATIONS	—	2,336,307

NET CASH PROVIDED BY OPERATING ACTIVITIES	12,052,988	7,686,717

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in proved and unproved properties	(10,346,113)	(1,498,491)
Increase in restricted cash	(18,646)	—
Purchase of furniture and fixtures	(43,552)	—
Decrease in other assets	595,077	83,093

NET CASH USED IN INVESTING ACTIVITIES	(9,813,234)	(1,415,398)

CASH FLOWS FROM FINANCING ACTIVITIES
Increase in loan costs	—	(500,000)
Payments on short-term debt	(597,959)	(676,846)

NET CASH USED IN FINANCING ACTIVITIES	(597,959)	(1,176,846)

NET CHANGE IN CASH BALANCE	1,641,795	5,094,473
Cash balance at beginning of period	23,670,192	15,053,571

Cash balance at end of period	$25,311,987	$20,148,044

SUPPLEMENTAL DISCLOSURES
Interest paid	$1,111,268	$136,110
Income taxes paid	—	—

NON-CASH DISCLOSURES
Common stock issued for conversion of preferred stock	$56,792,000	$2,448,000
Redeemable convertible preferred stock dividends	4,321,000	5,873,739
Accretion of discount on preferred stock	577,323	529,369